Exhibit 4.3

CANTOR FITZGERALD, L.P.

499 PARK AVENUE

NEW YORK, NEW YORK 10022

April 1, 2008

BGC Partners, Inc.

199 Water Street

New York, NY 10338

Re: Guaranty of BGC Partners, Inc. dated as of March 31, 2008

Ladies and Gentlemen:

This letter serves to memorialize the understanding of BGC Partners, Inc. (the “Guarantor”) and Cantor Fitzgerald, L.P. (the “Company”) with respect to the Guaranties, each dated as of March 31, 2008, whereby each of the Company and the Guarantor has unconditionally guaranteed the notes being issued to certain holders pursuant to the Note Purchase Agreement, dated as of March 31, 2008, among BGC Partners, L.P. and such holders. The Company hereby agrees that in the event the Guarantor pays any amounts in respect of its obligations under the Guaranty provided by it, the Company shall immediately reimburse the Guarantor for the amount paid in cash by wire transfer of immediately available funds.

If this letter accurately reflects our understanding of the matters addressed herein, kindly countersign this letter in the space provided below.

Very truly yours,

Cantor Fitzgerald, L.P.

		By:	/s/ Stephen Merkel
		Name:	Stephen Merkel
		Title:	Executive Managing Director, General Counsel and Secretary

Acknowledged and Agreed:

BGC Partners, Inc.

By:	/s/ Stephen Merkel
Name:	Stephen Merkel
Title:	Executive Managing Director, General Counsel and Secretary